FOR IMMEDIATE RELEASE

SUNOPTA COMPLETES DIVESTITURE OF CANADIAN
FOOD DISTRIBUTION ASSETS

TORONTO, June 14, 2010 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY) today announced that it has completed the previously announced divestiture of the Company’s Canadian Food Distribution Assets to United Natural Foods, Inc. (“UNFI”) and UNFI Canada, Inc., a wholly owned subsidiary of UNFI for cash consideration of approximately CDN $68 million.

The Food Distribution Assets included in this transaction formed part of the SunOpta Distribution Group (“SDG”). SunOpta has retained the natural health products distribution and manufacturing assets which represent the balance of the assets in SDG. All active employees directly involved in the Canadian food distribution operations were offered employment with UNFI, the leading distributor of natural, organic and specialty foods in the United States.

For fiscal 2009, SDG realized revenues of US $237.3 million. The Canadian food distribution operations generated revenues for that period of US $169.6 million and positive operating earnings while the natural health products operations generated the balance of the revenues for the period of US $67.7 million, realizing negative operating earnings due in most part to additional costs in the year related to the relaunch of a number of natural health products brands. The Company expects to realize a net gain on the sale of the Canadian food distribution assets with the amount being dependent on finalization of the closing balance sheet and related closing costs.

“We are very happy to have closed this acquisition as it represents the latest step in our strategy to grow our business in the Canadian market and we look forward to working closely with our new UNFI Canada associates,” commented Steve Spinner, President and Chief Executive Officer of UNFI.

Steve Bromley, President and Chief Executive Officer of SunOpta, commented, "Completing this divestiture is an important step in our strategy to focus on our core food manufacturing platform, strengthening our balance sheet and positioning the Company for the future. We are very proud of the attractive platform that has been put in place and are pleased that UNFI, a company that we have long admired, will be building on this platform. Once again we want to express our sincere appreciation to our dedicated employees for their years of hard work and dedication and wish them continued success under UNFI’s leadership.”

About United Natural Foods
United Natural Foods, Inc. (http://www.unfi.com) carries and distributes more than 60,000 products to more than 17,000 customer locations nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes in 2005 as one of the "Best Managed Companies in America," ranked by Fortune in 2006 – 2010 as one of its "Most Admired Companies," winner of the Supermarket News 2008 Sustainability Excellence Award, and recognized by the Nutrition Business Journal for its 2009 Environment and Sustainability Award.

About SunOpta Inc.
SunOpta Inc. is an operator of high-growth ethical businesses, focusing on integrated business models in the natural and organic foods and natural health products markets. The Company has three business units: the SunOpta Food Group, which specializes in sourcing, processing and packaging of natural and organic food products integrated from seed through packaged products; Opta Minerals Inc. (TSX:OPM) (66.4% owned by SunOpta), a producer, distributor, and recycler of environmentally friendly industrial minerals; and SunOpta BioProcess Inc. which engineers and markets proprietary steam explosion technology systems for the bio-fuel, pulp and food processing industries. Each of these business units has proprietary products and services that give it a solid competitive advantage in its sector.

Forward Looking Statements
Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation. These forward-looking statements are based on information available to us on the date of this release, and are attributable solely to SunOpta and not to UNFI or any other person or company. These forward-looking statements include, but are not limited to, the anticipated gain on the sale of the Canadian food distribution assets. Terms and phrases such as “will”, “expects”, and other similar terms and phrases are intended to identify these forward-looking statements. Forward looking statements are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as management's best judgment based on current facts and assumptions that management considers reasonable, including that there are no material unanticipated variations in anticipated closure costs. The Company makes no representation that reasonable business people in possession of the same information would reach the same conclusions. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements including those detailed under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:
SunOpta Inc.
Steve Bromley, President & CEO
Eric Davis, Vice President & CFO
Tony Tavares, Vice President & COO
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext 103
susan.wiekenkamp@sunopta.com
Website: www.sunopta.com